(g)(49)

200 West Street | New York, New York 10282-2198

Tel: 212-902-1000

April 9, 2013

State Street Bank and Trust Company

Attn: John Lewis

Lafayette Corporate Center

2 Ave. de Lafayette

Boston, MA 02111

Re:	Goldman Sachs Trust; additional portfolios under the Goldman Sachs Trust contract

Ladies and Gentlemen:

This is to advise you that Goldman Sachs Trust (the “Trust”) has established a new series of shares to be known as the Goldman Sachs Dynamic Emerging Markets Debt Fund (the “Fund”). In accordance with the Additional Funds provision of Section 17 of the Custodian Contract dated July 15, 1991, between Goldman Sachs Trust (the predecessor to the Trust) and State Street Bank and Trust Company, as adopted by the Trust pursuant to that certain letter agreement dated as of September 27, 1999 (the “Contract”), the Trust hereby requests that you act as Custodian of the Fund under the terms of the Contract.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Trust and retaining one copy for your records.

GOLDMAN SACHS TRUST

By:	/s/ Scott M. McHugh
Name:	Scott M. McHugh
Title:	Treasurer of the Funds

Agreed to this 6th day of May, 2013.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President